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                                                                     EXHIBIT 5.1


                       [Hogan & Hartson L.L.P. Letterhead]

                                     [Date]



Board of Directors
Array BioPharma Inc.
1885 33rd Street
Boulder, CO 80301



Ladies and Gentlemen:

                  We are acting as counsel to Array BioPharma Inc., a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form S-1, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 6,900,000 shares of the Company's common stock, par value $.001 per share, up to 6,800,000 of which are to be sold by the Company (the "COMPANY SHARES") and up to 100,000 of which are to be sold by two stockholders (the "SELLING STOCKHOLDERS") of the Company identified in the Registration Statement (the "SELLING STOCKHOLDERS' SHARES"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.       An executed copy of the Registration Statement.

                  2. A form of the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as having been approved by the Board of Directors and the stockholders of the Company for filing with the Secretary of State of the State of Delaware prior to the closing of the Company's proposed initial public offering and as being complete and accurate (the "CERTIFICATE OF INCORPORATION").

                  3. A form of the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as having been approved by the Board of Directors of the Company


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                           to be effective upon the closing of the Company's
                           proposed initial public offering and as being complete and accurate (the "BYLAWS").

                  4. The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom Lehman Brothers, Inc., Deutsche Banc Alex. Brown and Legg Mason Wood Walker, Incorporated will act as representatives, filed as
                           Exhibit 1.1 to the Registration Statement (the "UNDERWRITING AGREEMENT").

                  5. Resolutions of the Board of Directors of the Company adopted by unanimous written consent on September 8, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Company Shares and arrangements in connection therewith, the adoption of the Certificate of Incorporation and the adoption of the Bylaws.

                  6. The action of the stockholders of the Company by written consent dated September 8, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the approval of the Certificate of Incorporation and the Bylaws.

                  7. The stock records of the Company and certain resolutions of the Board of Directors adopted by unanimous written consent on May 16, 1998, August 7, 1998 and November 16, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale by the Company of the Selling Stockholders' Shares and to the transfer to the Selling Stockholders of certain of the Selling Stockholders' Shares by the initial purchaser thereof.

                  8. The Company's Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on February 6, 1998, Certificate of Amendment to Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on May 18, 1998, Certificate of Amendment to Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on August 7, 1998, Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on November 16, 1999, Certificate of Amendment to Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on May 16, 2000 and the Amended and


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                           Restated Certificate of Incorporation as filed with
                           the Secretary of State of the State of Delaware on August 31, 2000, as certified by the Secretary of the Company on the date hereof as having been approved by the Board of Directors and the stockholders of the Company and as being complete and accurate.

                  9. The Company's Bylaws dated February 6, 1998 and Amended and Restated Bylaws dated December 1, 1999, as certified by the Secretary of the Company on the date hereof as having been approved by the Board of Directors and as being complete and accurate.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

                 Based upon, subject to and limited by the foregoing, we are of the opinion that (A) following (i) execution, acknowledgement and filing of the Certificate of Incorporation with the Secretary of State of the State of Delaware, (ii) execution and delivery by the Company of the Underwriting Agreement, (iii) effectiveness of the Registration Statement, (iv) issuance of the Company Shares pursuant to the terms of the Underwriting Agreement, and (v) receipt by the Company of the consideration for the Company Shares specified in resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Company Shares will be validly issued, fully paid, and nonassessable; and (B) assuming that, at the time the Selling Stockholders' Shares were issued and sold by the Company, the Company received the consideration specified in the resolutions referred to in paragraph 7 above, the Selling Stockholders' Shares are validly issued, fully paid, and nonassessable.

                  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.


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                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                                    Very truly yours,



                                                    HOGAN & HARTSON L.L.P.




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